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[LOGO OF INNOVATIVE CLINICAL SOLUTIONS,LTD.]

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:
INNOVATIVE CLINICAL SOLUTIONS, LTD.
Michael Heffernan, President, CEO and Chairman
ICSL CLINICAL STUDIES/ICSL HEALTHCARE RESEARCH
Gary Gillheeney, Chief Operating Officer, Chief Financial Officer
Tel: (401) 831-6755 Fax: (401) 831-6758

COMPREHENSIVE NEUROSCIENCE, INC.
John Docherty, M.D., President, CEO
Tel: (914) 997-5796  Fax: (914) 682-6960


           ICSL'S CLINICAL RESEARCH AND HEALTHCARE RESEARCH DIVISIONS
                 TO MERGE WITH COMPREHENSIVE NEUROSCIENCE, INC.

Providence, Rhode Island - November 1, 2001 - Innovative Clinical Solutions, Ltd. (Other OTC:US:ICSN) today announced that it has entered into a definitive agreement to merge Clinical Studies, Ltd. (CSL), its Clinical Studies and Healthcare Research subsidiary, with Comprehensive NeuroScience, Inc., a privately held clinical knowledge company focused on the development, evaluation and appropriate use of drugs used to treat neuropsychiatric illnesses. As a result of the merger, CSL will become a wholly owned subsidiary of Comprehensive NeuroScience, Inc. The merger will result in a new healthcare research organization with significant expertise in the central nervous system (CNS) area and combined projected revenue for 2001 of approximately $50 million. Innovative Clinical Solutions, Ltd. (ICSL) will remain an independent, public company with substantial stock ownership in Comprehensive NeuroScience, which will remain a private company.

The combined business will provide multi-therapeutic, Phase I-IV clinical research services as well as an array of medical information technology services to the pharmaceutical and biotechnology industries. It will be the nation's largest CNS (central nervous system) focused clinical trials company with 34 research sites and over 126 Physician Investigators in 11 states nationwide. The company's combined experience consists of over 2600 clinical trials completed and over 36,000 patients enrolled. While the company's specialty will be CNS, it will also conduct research in areas of general medicine including Women's Health, Endocrinology, and Pain Management as well as Phase I studies.

The combined business's Medical Information Technologies Division will consist of four groups: (1) the Expert Knowledge Group which develops and disseminates treatment guidelines based on the scientific survey of expert physician opinion,
(2) the Health Services Group which provides strategic consultation and focused educational services to pharmaceutical companies, (3) the Pharmacoeconomic Research Group which develops and manages patient registries, and conducts Phase IV studies of outcomes and cost-effectiveness, and (4) the Behavioral Pharmacy Management Group which provides a new service for Health Plans aimed at improving the quality and cost effectiveness of prescribing practices.

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"This merger will have a strong impact on the bio-pharmaceutical industry," said
Michael Heffernan, President and Chief Executive Officer of ICSL. "It allows the combined companies to achieve the necessary `critical mass' that has been lacking to date in this segment of the industry. The merged company will have unparalleled central nervous system expertise and therapeutic depth. The linkage of Comprehensive NeuroScience's clinical scientists and opinion leaders with ICSL Clinical Studies' site management infrastructure will provide significant value to our customers."

"We are very excited to contribute to the revolutionizing of the clinical trials enterprise by providing a powerful presence in CNS," states John Docherty, M.D., President and Chief Executive Officer of Comprehensive NeuroScience, Inc. "Our goal is to accelerate the drug development process by offering expertise and services for each facet of the treatment development and knowledge process and to improve the care of patients. ICSL Clinical Studies' national geographic presence and multi-therapeutic experience adds breadth and depth to our clinical research presence while enhancing our post-clinical trial, evaluative, and knowledge transfer services with ICSL Healthcare Research's pharmacoeconomics expertise. With such diversified service offerings designed to gather and disseminate quality research data, the new company will be a valuable partner to the pharmaceutical industry. "

John Docherty, M.D., will continue to serve as President and Chief Executive Officer of Comprehensive NeuroScience. Michael Heffernan will serve on the Board of Directors for Comprehensive NeuroScience. The combined business will be headquartered in White Plains, NY, with an operation center based in Providence, RI.

The closing of the merger is subject to a number of conditions, including obtaining stockholder approval, satisfactory completion of accounting due diligence, modifying or replacing CSL's debt facility and securing a satisfactory convertible debt facility for Comprehensive NeuroScience. Holders of a majority of ICSL common stock have agreed to vote in favor of the merger.

Innovative Clinical Solutions, Ltd., headquartered in Providence, Rhode Island, provides services that support the needs of the pharmaceutical and managed care industries. The company's components include ICSL Clinical Studies, ICSL Healthcare Research and ICSL Network Management. ICSL Clinical Studies' site management infrastructure has over ten years of experience conducting clinical trials in multiple therapeutic areas including Central Nervous System, Women's Health, Asthma and Allergy, and General Medical indications. The ICSL Healthcare Research division provides pharmacoeconomics and outcomes research solutions to the pharmaceutical and biotechnology industries with over 100 peer-reviewed publications and presentations. ICSL Network Management offers managed care functions for single-specialty physician networks in the areas of Chiropractic, Podiatry, Dermatology, Pulmonology and Urology.

Comprehensive NeuroScience, Inc. of White Plains, New York, is dedicated to expediting the development and appropriate use of new products and services to relieve neuropsychiatric illnesses. Comprised of three complementary divisions (Drug Discovery, Clinical Trials, and Medical Information Technologies), Comprehensive NeuroScience, Inc. supports the drug and treatment development process from discovery through clinical trial evaluation to the synthesis and dissemination of clinically actionable medical information. The company has 12 clinical research sites that conduct Phase II-IV clinical trials in the central nervous system area. Their management team consists of world-renowned CNS thought leaders who disseminate their psychiatric/neurological expertise through publications, practice guidelines, conferences, and advisory boards.

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THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE EVENTS
AND THE FUTURE PERFORMANCE OF THE COMPANY THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS ARE DESCRIBED IN FURTHER DETAIL IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

          Editor's Note: This release is available on the Internet at
                         http://www.icsltd.net